EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Natalia Woodward, certify that:

(a) A review of Southern California Edison Company’s (the “Servicer”) activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Recovery Property Servicing Agreement dated as of February 24, 2021 between SCE Recovery Funding LLC, as the Issuing Entity, and the Servicer (the “Servicing Agreement”) has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: March 31, 2022

SOUTHERN CALIFORNIA EDISON COMPANY, as Servicer

/s/ Natalia Woodward
Name: Natalia Woodward
Title: Vice President and Treasurer
(Senior Officer in Charge of the Servicing Function)